Exhibit 10.4

Otter Tail Corporation
Severance Agreement
Timothy Rogelstad
Effective April 14, 2014

This Severance Agreement (the “Agreement”) is entered into effective the 14th day of April, 2014, by and between Otter Tail Corporation, a Minnesota corporation (the “Corporation”) and Timothy Rogelstad (“You”). The Corporation agrees to pay You severance upon termination as described herein and You agree to accept the severance payment pursuant to the terms of this Agreement as follows:

1.         Termination/Severance. The Corporation may terminate Your employment at any time and for any reason.

a.
If the Corporation elects to terminate the employment relationship with You for a reason other than Cause (as defined in Section 1(c) herein), provided You execute a general release in favor of the Corporation in such form as the Corporation shall specify, and furthermore shall not have revoked said release, then the Corporation shall pay to You a lump-sum severance payment equal to one and one-half (1-1/2) times the sum of your present annual base pay plus your most recent annual incentive payment (the “Severance Payment”), plus any accrued time off in accordance with the Corporation’s then-applicable policies in full satisfaction of the Corporation’s obligations to You as an employee. The Severance Payment will be paid within fifteen (15) days of the date of termination and shall be subject to payroll taxes and any withholding obligations. Should you fail to execute the general release discussed herein or should You revoke the release once executed and delivered to Corporation, the Severance Payment shall be forfeited and, if it has been paid, You shall return the Severance Payment to the Corporation.

b.
If You are terminated in connection with a Change in Control, as defined by the Change in Control Severance Agreement entered into by You and the Corporation (the “Change in Control Agreement”), and You receive payment of the severance benefits under Section 3 of the Change in Control Agreement, no Severance Payment shall be due to You under this Agreement.

c.
“Cause” means Your termination of employment by the Corporation based upon embezzlement or other intentional misconduct which is materially injurious to the Corporation or any of its subsidiaries, monetarily or otherwise.

d.	If You elect to terminate the employment relationship, or if You are terminated by the Corporation for Cause, You shall receive your base pay and benefits through the effective date of termination.

e.
Notwithstanding the foregoing, to the extent that any payment due hereunder is (i) deferred compensation subject to section 409A of the Internal Revenue Code, and (ii) is payable to a specified employee (as that term is defined in section 409A), and (iii) is payable on account of the specified employee’s separation from service as that term is defined in section 409A), payment of any part of such amount that would have been made during the six (6) months following the separation from service shall not then be paid but shall rather be paid on the first day of the seventh (7th) month following the separation from service.

(i)
For this purpose, specified employees shall be identified by the Employer on a basis consistent with regulations issued under section 409A, and consistently applied to all plans, programs, contracts, etc. maintained by the Employer that are subject to section 409A.

(ii)	For this purpose separation of service shall be defined as that term is defined under section 409A.

(iii)
To the extent that 409A is applicable to this Agreement, this Agreement shall be construed and administered to comply with the rules of section 409A. Neither the Employer nor any of its officers, directors, agents or affiliates shall be obligated, directly or indirectly, to any Participant or any other person for any taxes, penalties, interest or like amounts that may be imposed on the Participant or other person on account of any amounts under this Plan or on account of any failure to comply with any Code section.

2.         Confidentiality of Information/Nondisparagement.

a.
You acknowledge that the Corporation possesses and will continue to develop and acquire valuable Confidential Information (as defined below), including information that You may develop or discover as a result of your employment with the Corporation. The value of that Confidential Information depends on it remaining confidential. The Corporation depends on You to maintain the confidentiality, and You accept that position of trust.

b.
As used in this Agreement, “Confidential Information” means any information (including any formula, pattern, compilation, program, device, method, technique or process) that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use and includes information of the Corporation, its customers, suppliers, joint ventures, licensors, distributors and other persons and entities with whom the Corporation does business.

c.
You shall not disclose or use at any time, either during or after your employment with the Corporation, any Confidential Information except for the exclusive benefit of the Corporation as required by your duties or as the Corporation expressly may consent to in writing. You shall cooperate with the Corporation to implement reasonable measures to maintain the secrecy of, and use your best efforts to prevent the unauthorized disclosure, use or reproduction of all Confidential Information.

d.
Upon leaving employment with the Corporation for any reason, You shall deliver to the Corporation all tangible, written, graphical, machine readable and other materials (including all copies) in your possession or under your control containing or disclosing Confidential Information.

e.	Upon leaving employment with the Corporation for any reason, You agree not to disparage or otherwise harm the reputation, good will or commercial interests of the Corporation.

3.         Entire Agreement. Except for the Corporation’s other plans, this Agreement and the Change in Control Agreement represent the entire agreement between You and the Corporation concerning the employment relationship of the parties and, thus, supersedes any and all previous written or oral employment agreements or understandings concerning such matter.

4.         Otter Tail Corporation. When used in this Agreement “Otter Tail Corporation” shall mean Otter Tail Corporation or any of its subsidiaries collectively or individually.

5.         Disputes. Disputes under this Agreement shall be determined by arbitration consistent with rules of the American Arbitration Association. The costs of Arbitration shall be borne equally between You and the Corporation and You shall bear your own attorney fees; provided, however, if You are the prevailing party in Arbitration, all costs and attorney fees shall be paid by the Corporation.

6.         Amendment/Governing Law. This Agreement may only be modified or amended by a writing signed by both parties. This Agreement is made in and shall be governed by the substantive laws of the State of Minnesota.

OTTER TAIL CORPORATION

By:	/s/ Edward J. McIntyre	4-15-14
	Edward J. McIntyre	Date
Its:	CEO

ACKNOWLEDGED AND ACCEPTED BY:

/s/ Timothy Rogelstad		4-16-14
Timothy Rogelstad		Date

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